Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), dated as of January 31, 2007 is entered into by and between BTHC XI, Inc., a Delaware corporation (together with its subsidiaries, the “Company”), and Brad Bernstein (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Employee desires to serve the Company as President and Chief Financial Officer; and

WHEREAS, the Company desires to employ the Employee as President and Chief Financial Officer.

NOW THEREFORE in consideration of the mutual benefits to be derived from this Agreement, the Company and the Employee hereby agree as follows:

1. Term of Employment; Office and Duties.

(a) Commencing on the date hereof, and for an initial term ending January 31, 2010, the Company shall employ the Employee as President and Chief Financial Officer, with such duties and responsibilities consistent with such position as may from time to time be assigned to the Employee by the Company’s Board of Directors. The Employee agrees to perform such duties and discharge such responsibilities in accordance with the terms of this Agreement. This Agreement shall be automatically renewed for additional one year terms unless either party notifies the other, in writing, at least 60 days prior to the expiration of the term, of such party’s intention not to renew this Agreement. The period that the Employee serves as an employee of the Company pursuant to this Agreement, including as a result of any extension of the initial term, shall be referred to as the “Employment Term.”

(b) The Employee shall be required to devote his full business time and efforts to the business and affairs of the Company other than during vacations and periods of illness or incapacity; provided that it is understood and agreed that until such time as the sale of Preferred Labor, LLC is completed it is expected that the Employee shall continue to provide minimal services to Preferred Labor, LLC, including in connection with completing such sale, and that the provision of such services will not be deemed to violate this Section 1(b) provided such services do not interfere with the performance of his duties and responsibilities under this Agreement. Notwithstanding the foregoing, the Employee shall be permitted to: (i) serve as a director of any organization or entity that does not result in a violation of Section 5; (ii) deliver lectures or fulfill speaking engagements; or (iii) make and manage passive investments and engage in charitable and community activities but only if such services and activities do not interfere with the performance of his duties and responsibilities under this Agreement.

2. Compensation and Benefits. For all services rendered by the Employee during the Employment Term, including, without limitation, any services as a director generally or member of the any committee of the Board or any subsidiary or division thereof, the Employee shall be compensated as follows:

(a) Base Salary. The Company shall pay the Employee a fixed base salary (“Base Salary”) of $205,000 during the first year of the Employment Term, $220,000 during the second year of the Employment Term and $240,000 during the Third Year and any additional year of the Employment Term. The Board may periodically review the Employee's Base Salary and may determine to increase (but not decrease) the Base Salary, in accordance with such policies as the Company may hereafter adopt from time to time, if it deems appropriate. Base Salary will be payable in accordance with the customary payroll practices of the Company. As part of the Employee’s compensation program the Company extends a $1000 per month automobile allowance; it being understood the Company shall not be responsible for any insurance, repairs, tires gas or other expenses related to Employee’s automobile except as provided in Section 3.

(b)  Bonus. The Employee may be entitled to receive an annual bonus (“Annual Bonus”) for each fiscal year payable subsequent to the issuance of final audited financial statements for such fiscal year in the sole discretion of the Board in an amount as determined by the Compensation Committee of the Board. The targeted amount of any Annual Bonus (the “Target Bonus”) shall be determined by the Compensation Committee of the Board in its discretion.

(c) Fringe Benefits.

(i)  The Employee shall be entitled to participate in such employee benefit and other compensatory or non-compensatory plans that are available to similarly situated executives of the Company, which may include disability, health, dental and life insurance plans, option and bonus plans and other fringe benefit plans or programs, including a 401(k) retirement plan, of the Company established from time to time by the Board, subject to the rules and regulations applicable thereto, and which shall include an executive insurance program under which Employee shall be entitled to be reimbursed for up to $25,000 of medical costs not covered by the Company’s health insurance per year. The Employee shall also be entitled to reimbursement for out-of-pocket moving costs incurred in connection with the relocation of the Company’s offices to Boca Raton, FL.

(ii)  Notwithstanding anything in Section 2(c)(i) to the contrary, contemporaneous with the execution of this Agreement, the Employee will be granted a non-qualified stock option (the “Employment Option”) to purchase 950,000 shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), with an exercise price of $1.25 per share, pursuant to the Company’s 2007 Omnibus Equity Compensation Plan and the Employee will execute any award agreement or other documents required by the Company to evidence such grant. 33.33% of the options shall vest immediately on grant; an additional 33.33% of such options shall vest on February 29, 2008 and an additional 33.33% of such options shall vest on February 28, 2009; provided, however, that in the event (A) of a Change in Control or (B) the Employee's employment is terminated by (I) the Company without Cause pursuant to Section 4(d) or (II) the Employee for Good Reason pursuant to Section 4(e), all unvested options shall accelerate and immediately vest and become exercisable in full on the earliest of the date of the Change in Control or the date of the Employee's termination pursuant to Sections 4(d) and (e), as applicable. The term of the Employment Option will be 10 years from the date of grant.

(iii)  For purposes of this Agreement, a “Change in Control” shall mean:

(A)  the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of (I) the then-outstanding shares of Common Stock (the “Outstanding Company Common Stock”), or (II) the combined voting power of the then-outstanding voting securities of the Company generally entitled to vote in the election of directors (the “Outstanding Company Voting Securities”) regardless of whether such acquisition is as a result of the issuance of securities by the Company to such Person, by such Person acquiring such shares publicly or in private sales (or in any combination of acquisitions or public or private sales or both), or otherwise; provided, however, that the following shall not constitute a Change in Control: (a) any issuance or acquisition of securities of the Company whereby the Employee (including his affiliates) reaches or exceeds such 50% threshold; (b) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company; or (c) any issuance of shares of Series 1 Preferred Stock issued in the Company’s initial offering of such shares or any shares of common stock issued upon conversion of such shares of Series 1 Preferred Stock;

(B)  approval by the stockholders of the Company of a reorganization, merger, consolidation or other business combination (collectively, a “Business Combination”), unless following such Business Combination more than 50% of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination and the combined voting power of the then-outstanding voting securities of such entity generally entitled to vote in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; and

(C)  (I) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company or (II) the first to occur of (a) the sale or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company, or (b) the approval by the stockholders of the Company of any such sale or disposition.

(d) Withholding and Employment Tax. Payment of all compensation hereunder shall be subject to customary withholding tax and other employment taxes as may be required with respect to compensation paid by an employer to an employee.

(e) Disability. The Company shall, to the extent such benefits can be obtained at a reasonable cost, provide the Employee with disability insurance benefits of at least 60% of his gross Base Salary per month. In the event of the Employee's Disability (as hereinafter defined), the Employee and his family shall continue to be covered by all of the Company's employee welfare benefit plans described under Section 2(c), at the Company's expense, to the extent such benefits may, by law, be provided, for the lesser of the term of such Disability and 24 months, in accordance with the terms of such plans.

(f) Death. The Company shall, to the extent such benefits can be obtained at a reasonable cost, provide the Employee with life insurance benefits in the amount of at least $500,000. In the event of the Employee's death, the Employee's family shall continue to be covered by all of the Company's employee welfare benefit plans described under Section 2(c), at the Company's expense, to the extent such benefits may, by law, be provided, for 12 months following the Employee's death in accordance with the terms of such plans.

(g) Vacation. The Employee shall receive four weeks of vacation annually, administered in accordance with the Company's existing vacation policy.

3. Business Expenses. The Company shall pay or reimburse the Employee for all reasonable travel (including travel by automobile), business and entertainment expenses incurred by or necessary for the Employee to perform his duties under this Agreement in accordance with such policies and procedures as the Company may from time to time establish for senior officers and subject to the Company's normal requirements with respect to reporting and documentation of such expenses.

4. Termination of Employment. Notwithstanding any other provision of this Agreement, the Employee's employment with the Company may be terminated as set forth below:

(a) Termination by Mutual Agreement. The Employee's employment with the Company may be terminated at anytime by, and upon the terms and conditions of, a mutual written agreement between the parties.

(b) Termination for Cause. The Employee's employment with the Company may be terminated by the Company for Cause. Provided Cause actually exists, the date of termination for Cause shall be the date the Company sends the Employee a written notice to such effect specifying the reason(s) for the termination for Cause. For purposes of this Agreement, “Cause” shall mean any one of the following: (i) conviction of the Employee for committing a felony or crime or other crime involving moral turpitude; (ii) the Employee having committed acts or omissions constituting willful or wanton misconduct with respect to the Company; (iii) the Employee having committed any act of fraud or embezzlement involving the Company; (iv) the Employee having committed any willful and material violation of any statutory or common law duty of loyalty to the Company; (v) the Employee having committed acts or omissions constituting a material breach of this Agreement that continues for more than 15 days after notice from the Company specifically identifying such breach. In the event of any termination under this Section 4(b), the Company shall pay all amounts of Base Salary then due to the Employee under Section 2(a) up to the payroll period worked but for which payment had not yet been made up to the date of termination (but expressly excluding any bonuses or other incentive compensation). The Company shall have no further obligations to the Employee under this Agreement (including no obligation with respect to bonuses or other incentive compensation), and any and all stock options granted to the Employee shall terminate according to their terms of grant with any such vested options being exercisable for the shorter of (i) 90 days from the date of termination and (ii) the exercise term of each relevant option grant.

(b) Termination for Disability. The Employee's employment with the Company may be terminated by the Company in the event of the Employee's Disability. The date of termination for Disability shall be the date the Company sends the Employee a written notice to such effect. In the event of any termination under this Section 4(b), on the date of termination all options that would have otherwise vested within the 12 months following the date of the date of termination shall accelerate and immediately vest and become exercisable in full. Such options may be exercised for the longer of (i) 12 months from the date of the date of termination and (ii) the exercise term of each relevant option grant. For purposes of this Agreement, “Disability” shall mean the inability of the Employee, in the reasonable judgment of a physician appointed by the Board, to perform his duties of employment because of any physical or mental disability or incapacity, where such disability shall exist for an aggregate period of more than 150 days in any 365-day period or for any period of 90 consecutive days. In the event of any termination under this Section 4(b), the Company shall (i) pay by the next payroll period all amounts then due to the Employee under Section 2(a) up to the payroll period worked but for which payment had not yet been made up to the date of termination (including bonuses then-earned or owing), and (ii) comply with its obligations under Section 2(e).

(c) Termination upon Death. The Employee's employment with the Company automatically terminates on the Employee's death. In the event of the Employee's death (i) the Company will continue to pay the Employee's heirs or beneficiaries his Base Salary for 6 months following the date of termination (on regular payroll dates) and (ii) on the date of termination all options that would have otherwise vested within the 12 months following the date of the Employee's death shall accelerate and immediately vest and become exercisable in full. Such options may be exercised for the longer of (i) 12 months from the date of the Employee's death and (ii) the exercise term of each relevant option grant. In addition, in the event of the Employee's death, the Company shall (i) pay by the next payroll period all amounts then due to the Employee under Section 2(a) up to the payroll period worked but for which payment had not yet been made up to the date of termination (including bonuses then-earned or owing), and (ii) comply with its obligations under Section 2(f).

(d) Termination without Cause. The Employee's employment with the Company may be terminated by the Company, in the absence of Cause, for any reason and in its sole and absolute discretion, provided that in such event (which would include the Company's declining to extend the Employment Term in accordance with Section 1(a)) the Company shall continue to pay to the Employee the Base Salary (on regular payroll dates) for twelve months from the date of termination (the “Termination Payments”) plus any bonuses then-earned or owing on the date of termination and an amount equal to the Target Bonus for the year in which the termination occurs pro rated based on the number of days of service in such year.  On the date of termination, all unvested options shall accelerate and immediately vest and become exercisable in full. Such options may be exercised for the longer of (i) 12 months from the date of termination and (ii) the exercise term of each relevant option grant. Finally, during any period in which Termination Payments are required to be paid, the Company shall continue the benefits for the Employee and his family provided for under Section 2 at no cost to the Employee.

(e) Termination by the Employee for Good Reason. The Employee's employment with the Company may be terminated by the Employee for Good Reason. “Good Reason” shall be deemed to exist: (i) if the Employee’s duties or responsibilities are materially diminished or the Employee is assigned any duties materially inconsistent with the duties or responsibilities contemplated by this Agreement; (ii) if the Company shall have continued to fail to comply with any material provision of this Agreement after a 30-day period to cure (if such failure is curable) following written notice by the Employee to the Company of such non-compliance; (iii) upon a Change in Control; or (iv) if the Company requires that the Employee be based at any location other than Charlotte, NC or Boca Raton, FL (or the suburban area of either). In the event of any termination under this Section 4(e), the Company shall pay the Termination Payments plus any bonuses then-earned or owing on the date of termination and an amount equal to the Target Bonus for the year in which the termination occurs pro rated based on the number of days of service in such year to the Employee in the same amount and manner as under Section 4(d). On the date of termination, all unvested options shall accelerate and immediately vest and become exercisable in full. Such options may be exercised for the longer of (i) 12 months from the date of termination and (ii) the exercise term of each relevant option grant. Finally, during any period in which Termination Payments are required to be paid, the Company shall continue the benefits for the Employee and his family provided for under Section 2 at no cost to the Employee.

(f) Voluntary Resignation. The Employee's employment with the Company may be terminated by the Employee without Good Reason. In the event of any termination under this Section 4(f), the Company shall pay all amounts of Base Salary then due to the Employee under Section 2(a) up to the payroll period worked but for which payment had not yet been made up to the date of termination (but expressly excluding any bonuses or other incentive compensation). The Company shall have no further obligations to the Employee under this Agreement (including no obligation with respect to bonuses or other incentive compensation), and any and all stock options granted to the Employee shall terminate according to their terms of grant; provided that if such termination occurs during the first year of the Employment Term any such vested options would be exercisable for the shorter of (i) 90 days from the date of termination and (ii) the exercise term of each relevant option grant, and if the termination occurs thereafter any such vested options would continue to be exercisable for the full exercise term of each relevant option grant.

5. Non-Competition. During the Employment Term and for two years following termination thereof (other than any such termination by the Company without Cause or by the Employee for Good Reason), the Employee shall not, directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, advise, or in any manner engage in the Company Business within a 100 mile radius of any office operated by the Company or any subsidiary of the Company, whether as an officer, director, stockholder, consultant, investor, agent or otherwise (unless the Board shall have authorized such activity and the Company shall have consented thereto in writing). For purposes of this Section 5, “Company Business” means (i) providing accounts receivable funding (factoring), outsourcing of accounts receivable management including collections and the risk of customer default, purchase order financing, lawsuit financing, trade finance and government contract funding and (ii) back office support including payroll, payroll tax compliance and invoice processing services. Passive investments in less than 5% of the outstanding securities of any entity subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, shall not be prohibited by this Section 5. The provisions of this Section 5 are subject to the provisions of Section 14.

6. Inventions and Confidential Information. The parties hereto recognize that a major need of the Company is to preserve its specialized knowledge, trade secrets and confidential information. The strength and good will of the Company is derived from the specialized knowledge, trade secrets, and confidential information generated from experience with the activities undertaken by the Company. The unauthorized disclosure of this information and knowledge to competitors would be beneficial to such competitors and detrimental to the Company, as would the disclosure of non-public information about the marketing practices, pricing practices, costs, profit margins, design specifications, development and business plans, analytical techniques and similar items of the Company. The Employee acknowledges that specific proprietary information and non-public data obtained by him while employed by the Company concerning the business or affairs of the Company are the property of the Company. By reason of his being a senior executive of the Company, the Employee has or will have access to, and has obtained or will obtain, trade secrets and confidential information about the Company's operations, which operations extend throughout the United States. Therefore, subject to the provisions of Section 14, the Employee hereby agrees as follows, recognizing that the Company is relying on these agreements in entering into this Agreement:

(a) During the Employment Term and for three years following termination of the Employee's employment with the Company for any reason, the Employee will not use, disclose to others, or publish or otherwise make available to any other party (other than in furtherance of his obligations hereunder) any non-public or confidential business information about the business and affairs of the Company, including but not limited to confidential information concerning the Company's products, methods, engineering designs and standards, analytical techniques, technical information, customer information, employee information, inventions and other confidential information acquired by him in the course of his past or future services for the Company during the Employment Term. The Employee agrees to hold as the Company's property all books, papers, letters, formulas, memoranda, notes, plans, records, reports, computer tapes, printouts, software and other documents, and all copies thereof and therefrom, relating to the Company's business and affairs conducted by him as President of the Company, whether made by him or otherwise coming into his possession or control, and on termination of his employment, or upon demand of the Company, at any time after termination of his employment, to deliver the same to the Company.

(b) During the Employment Term and for 18 months following termination of the Employee's employment with the Company for any reason, the Employee will not (i) directly or indirectly, including through an entity or agent, induce or otherwise attempt to influence any employee of the Company to leave the Company's employ, (ii) hire, cause to be hired or induce a third party to hire, any such employee (unless the Board shall have authorized such employment and the Company shall have consented thereto in writing) or in any way materially interfere with the relationship between the Company and any employee thereof, or (iii) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Company to cease or otherwise limit doing business with the Company or in any way materially interfere to the detriment of the Company with the relationship between any such customer, supplier, licensee or business relation of the Company.

7. Indemnification; Director and Officer Liability Insurance. The Company will indemnify (and advance the costs of defense of) the Employee (and his legal representatives) to the fullest extent permitted by the laws of the state in which the Company is incorporated, as in effect at the time of the subject act or omission, or by the Certificate of Incorporation and Bylaws of the Company, as in effect at such time or on the date of this Agreement, whichever affords greater protection to the Employee, and both during and after termination (for any reason) of the Employee's employment, the Company shall cause the Employee to be covered under a directors and officers' liability insurance policy for his acts (or non-acts) as an officer or director of the Company or any of its affiliates. Such policy shall be maintained by the Company, at its expense in an amount of at least $5 million and on terms (including the time period of coverage after the Employee's employment terminates) at least as favorable to the Employee as policies covering the Company's other members of its Board of Directors.

8. Litigation Expenses. In the event of any litigation or other proceeding between the Company and the Employee with respect to the subject matter of this Agreement and the enforcement of the rights hereunder and such litigation or proceeding results in final judgment or order in favor of the Employee, which judgment or order is substantially inconsistent with the positions asserted by the Company in such litigation or proceeding, the losing party shall reimburse the prevailing party for all of his/its reasonable costs and expenses relating to such litigation or other proceeding, including, without limitation, his/its reasonable attorneys' fees and expenses.

9. Consolidation; Merger; Sale of Assets; Change of Control. Nothing in this Agreement shall preclude the Company from combining, consolidating or merging with or into, transferring all or substantially all of its assets to, or entering into a partnership or joint venture with, another corporation or other entity, or effecting any other kind of corporate combination provided that the corporation resulting from or surviving such combination, consolidation or merger, or to which such assets are transferred, or such partnership or joint venture expressly assumes in writing this Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger, transfer of assets or formation of such partnership or joint venture, this Agreement shall inure to the benefit of, be assumed by, and be binding upon such resulting or surviving transferee corporation or such partnership or joint venture, and the term “Company,” as used in this Agreement, shall mean such corporation, partnership or joint venture or other entity, and this Agreement shall continue in full force and effect and shall entitle the Employee and his heirs, beneficiaries and representatives to exactly the same compensation, benefits, perquisites, payments and other rights as would have been their entitlement had such combination, consolidation, merger, transfer of assets or formation of such partnership or joint venture not occurred.

10. No Set-off; No Mitigation Required. Except as expressly provided otherwise in this Agreement, the obligation of the Company to make any payments provided for hereunder and otherwise to perform its obligations hereunder will not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Employee or others. In no event will the Employee be obligated to seek other employment or take other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement, and such amounts will not be reduced (except as otherwise specifically provided herein) whether or not the Employee obtains other employment.

11. Section 409A Compliance. This Agreement is intended to comply with Internal Revenue Code Section 409A. Notwithstanding any provision herein to the contrary, this Agreement shall be interpreted, operated and administered consistent with this intent. In that regard, any payment described herein that is subject to Code Section 409A shall not be made earlier than six (6) months after the date of termination to the extent required by Code Section 409A(a)(2)(B)(i); provided that any such payment that is deferred pursuant to this Section 11 shall be paid in full as soon as possible consistent with this Section 11.

12. Survival of Obligations. Sections 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15 and 16 shall survive the termination for any reason of this Agreement (whether such termination is by the Company, by the Employee, upon the expiration of this Agreement or otherwise).

13. Employee's Representations. The Employee hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Employee do not and shall not conflict with, breach, violate or cause a default under any material contract, agreement, instrument, order, judgment or decree to which the Employee is a party or by which he is bound, (ii) the Employee is not a party to, or bound by, any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Employee, enforceable in accordance with its terms. The Employee hereby acknowledges and represents that he has consulted with legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

14. Company's Representations. The Company hereby represents and warrants to the Employee that (i) the execution, delivery and performance of this Agreement by the Company do not and shall not conflict with, breach, violate or cause a default under any material contract, agreement, instrument, order, judgment or decree to which the Company is a party or by which it is bound, and (ii) upon the execution and delivery of this Agreement by the Employee, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms.

15. Enforcement. Because the Employee's services are unique and because the Employee has access to confidential information concerning the Company, the parties hereto agree that money damages shall not be an adequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement that cannot be compensated with monetary damages, the Company may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

16. Severability. In case any one or more of the provisions or part of a provision contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall be deemed not to affect any other jurisdiction or any other provision or part of a provision of this Agreement, nor shall such invalidity, illegality or unenforceability affect the validity, legality or enforceability of this Agreement or any provision or provisions hereof in any other jurisdiction; and this Agreement shall be reformed and construed in such jurisdiction as if such provision or part of a provision held to be invalid or illegal or unenforceable had never been contained herein and such provision or part reformed so that it would be valid, legal and enforceable in such jurisdiction to the maximum extent possible. In furtherance and not in limitation of the foregoing, the Company and the Employee each intend that the covenants contained in Sections 5 and 6 shall be deemed to be a series of separate covenants. If, in any judicial proceeding, a court shall refuse to enforce any of such separate covenants, then such unenforceable covenants shall be deemed eliminated from the provisions hereof for the purpose of such proceedings to the extent necessary to permit the remaining separate covenants to be enforced in such proceedings. If, in any judicial proceeding, a court shall refuse to enforce any one or more of such separate covenants because the total time, scope or area thereof is deemed to be excessive or unreasonable, then it is the intent of the parties hereto that such covenants, which would otherwise be unenforceable due to such excessive or unreasonable period of time, scope or area, be enforced for such lesser period of time, scope or area as shall be deemed reasonable and not excessive by such court.

17. Entire Agreement; Amendment. This Agreement contains the entire agreement between the Company and the Employee with respect to the subject matter hereof. This Agreement may not be amended, waived, changed, modified or discharged except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification or discharge is sought. No course of conduct or dealing shall be construed to modify, amend or otherwise affect any of the provisions hereof.

18. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if physically delivered, delivered by express mail or other expedited service or upon receipt if mailed, postage prepaid, via registered mail, return receipt requested, addressed as follows:

(a) To the Company:	(b) To the Employee:
BTHC XI, Inc. c/o Anchor Funding Services, LLC 2201 Crownpoint Executive Drive Charlotte, NC 28227	Brad Bernstein 5936 Woodleigh Oaks Dr. Charlotte, NC 28226

and/or to such other persons and addresses as any party shall have specified in writing to the other.

19. Assignability. This Agreement shall not be assignable by either party and shall be binding upon, and shall inure to the benefit of, the heirs, executors, administrators, legal representatives, successors and assigns of the parties. In the event that all or substantially all of the business of the Company is sold or transferred, then this Agreement shall be binding on the transferee of the business of the Company whether or not this Agreement is expressly assigned to the transferee.

20. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware without regard to conflict of laws principles.

21. Waiver and Further Agreement. Any waiver of any breach of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

22. Headings of No Effect. The Section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

COMPANY:

BTHC XI, INC.

By:	/s/
Name:
Title

EMPLOYEE:

By:	/s/
Brad Bernstein
Title